Exhibit 12

Simpson Thacher & Bartlett LLP

900 G STREET NW, SUITE 900

WASHINGTON, D.C. 20001

TELEPHONE: +1-202-636-5500

FACSIMILE: +1-202-636-5502

November 20, 2025

Apollo Debt Solutions BDC

9 West 57th Street

New York, New York 10019

Ladies and Gentlemen:

We have acted as U.S. counsel to Apollo Debt Solutions BDC (the “Company”), in connection with the registration statement on Form N-14 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the Company’s offer to exchange all of its outstanding 6.550% Notes due 2032 and 5.875% Notes due 2030, which were issued in transactions not requiring registration under the Act, for an equal aggregate principal amount of its new 6.550% Notes due 2032 and 5.875% Notes due 2030, respectively, that have been registered with the Commission under the Act.

We have examined the Registration Statement (including the form of prospectus contained therein (the “Prospectus”)). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the statements made in the Prospectus under the caption “Certain Material U.S. Federal Income Tax Considerations,” insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters in all material respects.

NEW YORK BEIJING  BOSTON BRUSSELS HONG KONG HOUSTON LONDON LOS ANGELES LUXEMBOURG

PALO ALTO  SÃO PAULO  TOKYO

APOLLO DEBT SOLUTIONS BDC	- 2 -	November 20, 2025

We do not express any opinion herein concerning any law other than U.S. federal income tax law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP